CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use, in the Form 10-KSB for Empyrean Communications, Inc., of our report dated May 10, 2002 relating to the December 31, 2001 financial statements of Empyrean Communications, Inc., which appears in such Form.

"Amisano Hanson"
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
May 16, 2002